Exhibit 99.1

Company Contact:

Gregg Bodnar

Chief Financial Officer

(630) 410-4633

Investors/Media Contacts:

ICR, Inc.

Allison Malkin/Alecia Pulman

(203) 682-8225/(203) 682-8224

ULTA BEAUTY ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Catherine Halligan Appointed Independent Director

Bolingbrook, IL – January 24, 2012 – Ulta Beauty [NASDAQ:ULTA], today announced that Catherine (“Cathy”) Halligan, Senior Vice President of Powerreviews Inc., the world’s largest social commerce platform, has been appointed to its Board of Directors, effective January 20, 2012. Ms. Halligan fills a directorship vacated by Hervé Defforey, who announced plans to resign from Ulta Beauty’s Board effective January 28, 2012. As previously announced, Mr. Defforey, who resides and works primarily overseas, cited the demands of these commitments as the reason for his resignation. Board member Kenneth T. Stevens replaces Mr. Defforey as Chair of the Nominating & Corporate Governance Committee.

Cathy Halligan joins the Ulta Beauty Board with more than 20 years experience in marketing and e-commerce within the retail industry. Prior to joining Powerreviews Inc., Ms. Halligan held several senior level positions with prominent retailers. Her previous roles included: Chief Marketing Officer of Walmart.com, Vice President, Direct Marketing for Blue Nile, Inc. and Vice President and General Manager, Internet for Williams Sonoma. Ms. Halligan began her career as a Marketing and Planning analyst for Lands’ End.

Dennis Eck, Ulta’s Non-Executive Chair, said, “We are pleased to welcome Cathy to the Ulta Beauty Board. Cathy is a highly talented and accomplished executive in e-commerce and direct marketing, which complements the diverse backgrounds of our existing Board members and aligns well with our consumer strategy. We also want to thank Hervé for his many contributions to the Board. His dedication and wisdom were invaluable to us and he assisted in developing the strong platform that exists today at Ulta Beauty. While we are sad to see Hervé leave, we are excited to begin working with Cathy and expect to benefit greatly by her knowledge and expertise in innovative Internet and marketing strategies.”

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of December 31, 2011, the Company operates 449 retail stores across 43 states and also distributes its products through its website: www.ulta.com.